                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                             Portal Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   736126103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                  Page 1 of 26
                            Exhibit Index on Page 24

-----------------------                                  -----------------------
  CUSIP NO. 736126103                    13G                PAGE 2 OF 26 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel V L.P. ("A5")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,407,813 shares, except that Accel V Associates
                          L.L.C. ("A5A"), the general partner of A5, may
      SHARES              be deemed to have sole power to vote these shares,
                          and ACP Family Partnership L.P. ("ACPFP"), Swartz
   BENEFICIALLY           Family Partnership L.P. ("SFP"), James W. Breyer
                          ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D.
     OWNED BY             Hill, III ("Hill"), Arthur C. Patterson
                          ("Patterson"), G. Carter Sednaoui ("Sednaoui"),
       EACH               James R. Swartz ("Swartz") and J. Peter Wagner
                          ("Wagner"), the managing members of A5A, may be
    REPORTING             deemed to have shared power to vote these shares.
                   -------------------------------------------------------------
      PERSON         6    SHARED VOTING POWER

       WITH               See response to row 5.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          3,407,813 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 3,407,813

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     2.2%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                  13G                PAGE 3 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel V Associates L.L.C. ("A5A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    3,407,813 shares, all of which are directly owned
     NUMBER OF            by Accel V L.P. ("A5"). Accel V Associates L.L.C.
                          ("A5A"), the general partner of A5, may be deemed
      SHARES              to have sole power to vote these shares, and ACP
                          Family Partnership L.P. ("ACPFP"), Swartz Family
   BENEFICIALLY           Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III
     OWNED BY             ("Hill"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R. Swartz
       EACH               ("Swartz") and J. Peter Wagner ("Wagner"), the
                          managing members of A5A, may be deemed to have
    REPORTING             shared power to vote these shares.

     PERSON        ----------------------------------------------------------
                          SHARED VOTING POWER
      WITH           6    See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    3,407,813 shares, all of which are directly owned by
                          A5. A5A, the general partner of A5, may be deemed to
                          have sole power to dispose of these shares, and
                          ACPFP, SFP, Breyer, Evnin, Hill, Patterson,
                          Sednaoui, Swartz and Wagner, the managing members
                          of A5A, may be deemed to have shared power to
                          dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     3,407,813
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                          2.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  736126103                    13G              PAGE 4 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Accel Internet/Strategic Technology Fund L.P. ("AISTF")
         Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                         SOLE VOTING POWER
                    5    456,629 shares, except that Accel Internet/Strategic
     NUMBER OF           Technology Fund Associates L.L.C. ("AISTFA"), the
                         general partner of AISTF, may be deemed to have sole
      SHARES             power to vote these shares, and ACP Family
                         Partnership L.P. ("ACPFP"), Swartz Family Partnership
   BENEFICIALY           L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B.
                         Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur
     OWNED BY            C. Patterson ("Patterson"), G. Carter Sednaoui
                         ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
       EACH              Wagner ("Wagner"), the managing members of AISTFA, may
                         be deemed to have shared power to vote these shares.
    REPORTING       ------------------------------------------------------------
                         SHARED VOTING POWER
      PERSON        6    See response to row 5.
                   -------------------------------------------------------------
       WITH              SOLE DISPOSITIVE POWER
                    7    456,629 shares, except that A5A, the general partner of
                         A5, may be deemed to have sole power to dispose of
                         these shares, and ACPFP, SFP, Breyer, Evnin, Hill,
                         Patterson, Sednaoui, Swartz and Wagner, the managing
                         members of AISTFA, may be deemed to have shared power
                         to dispose of these shares.
                   -------------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                    8    See response to row 7.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                        456,629
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                          [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11                                                                        0.3%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12                                                                         PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 5 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA") Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    456,629 shares, all of which are directly owned by
     NUMBER OF            Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"). AISTFA, the general partner of AISTF, may
      SHARES              be deemed to have sole power to vote these shares, and
                          ACP Family Partnership L.P. ("ACPFP"), Swartz Family
   BENEFICIALLY           Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
     OWNED BY             Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
       EACH               Wagner ("Wagner"), the managing members of AISTFA, may
                          be deemed to have shared power to vote these shares.
    REPORTING      -----------------------------------------------------------
                          SHARED VOTING POWER
      PERSON         6

       WITH               See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          456,629 shares, all of which are directly owned by AISTF. AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTF, may be deemed to have shared power to dispose of these shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                       456,629
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 6 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Keiretsu V L.P.("AK5")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    67,648 shares, except that Accel Keiretsu V
     NUMBER OF            Associates L.L.C. ("AK5A"), the general partner
                          of AK5, may be deemed to have sole power to vote
      SHARES              these shares, and James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III
   BENEFICIALLY           ("Hill"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R.
     OWNED BY             Swartz ("Swartz") and J. Peter Wagner
                          ("Wagner"), the managing members of AK5A, may
       EACH               be deemed to have shared power to vote these shares.

    REPORTING      -----------------------------------------------------------
                          SHARED VOTING POWER
      PERSON         6

       WITH               See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          67,648 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                        67,648
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 7 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Keiretsu V Associates L.L.C. ("AK5A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    74,980 shares, of which 67,648 are directly owned by
     NUMBER OF            Accel Keiretsu V. L.P. ("AK5"). AK5A, the general
                          partner of AK5, may be deemed to have sole power to
      SHARES              vote these shares, and James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III
   BENEFICIALLY           ("Hill"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R.
     OWNED BY             Swartz ("Swartz") and J. Peter Wagner
                          ("Wagner"), the managing members of AK5A, may
       EACH               be deemed to have shared power to vote these shares.

    REPORTING      -----------------------------------------------------------
                          SHARED VOTING POWER
      PERSON         6

       WITH               See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          74,980 shares, of which 67,648 are directly owned by AK5. AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                        74,980
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                          0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 8 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Investors '96 L.P. ("AI96")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    202,950 shares, except that James W. Breyer
     NUMBER OF            ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                          III ("Hill"), Arthur C. Patterson ("Patterson"), G.
      SHARES              Carter Sednaoui ("Sednaoui"), James R. Swartz
                          ("Swartz") and J. Peter Wagner ("Wagner"), the general
   BENEFICIALLY           partners of AI96, may be deemed to have shared power
                          to vote these shares.
     OWNED BY      -----------------------------------------------------------
                          SHARED VOTING POWER
       EACH          6

    REPORTING             See response to row 5.

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          202,950 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI97, may be deemed to have shared power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                       202,950
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 9 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel Investors '99(C) L.P. ("AI99C")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    689 shares, except that James W. Breyer ("Breyer"),
                          Arthur C. Patterson ("Patterson"), G. Carter
                          Sednaoui ("Sednaoui") and J. Peter Wagner
     NUMBER OF            ("Wagner"), the general partners of AI99C, may be
                          deemed to have shared power to vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          See response to row 5.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             689 shares, except that Breyer, Patterson, Sednaoui
                          and Wagner, the general partners of AI99C, may be
     PERSON               deemed to have shared power to dispose of these
                          shares.
      WITH         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                           689
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 10 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ACP Family Partnership L.P. ("ACPFP")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5    517,712 shares. Arthur C. Patterson ("Patterson") is
                          the general partner of ACPFP and may be deemed to
     NUMBER OF            have sole power to vote these shares.

      SHARES        -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             3,864,442 shares, of which 3,407,813 are directly
                          owned by Accel V L.P. ("A5") and 456,629 are directly
       EACH               owned by Accel Internet/Strategic Technology Fund
                          L.P. ("AISTF"). ACPFP is a managing member of Accel
    REPORTING             V Associates L.L.C. ("ASA"), the general
                          partner of A5, and a managing member of Accel
      PERSON              Internet/Strategic Technology Fund Associates L.L.C.
                          ("AISTFA"), the general partner of AISTF, and may be
       WITH               deemed to have shared power to vote these shares.

                    -----------------------------------------------------------

                          SOLE DISPOSITIVE POWER
                     7
                          517,712 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of these shares.

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          3,864,442 shares, of which 3,407,813 are directly owned by A5 and 456,629 are directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     4,382,154
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          2.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 11 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ellmore C. Patterson Partners ("ECPP")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    210,132 shares. Arthur C. Patterson ("Patterson")
     NUMBER OF            is the general partner of ECPP and may be deemed to
                          have sole power to vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0 shares.

       EACH        -----------------------------------------------------------

    REPORTING            SOLE DISPOSITIVE POWER
                    7
      PERSON             210,132 shares. Patterson is the general partner of
                         ECPP and may be deemed to have sole power to dispose
      WITH               of these shares.

                   ----------------------------------------------------------
                        SHARED DISPOSITIVE POWER
                    8
                        0 shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                       210,132
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                   13G               PAGE 12 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Swartz Family Partnership L.P. ("SFP")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          100,482 shares. James R. Swartz ("Swartz") is the
                          general partner of SFP and may be deemed to have
     NUMBER OF            sole power to vote these shares.

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,864,442 shares, of which 3,407,813 are directly
     OWNED BY             owned by Accel V L.P. ("A5") and 456,629 are
                          directly owned by Accel Internet/Strategic
       EACH               Technology Fund L.P. ("AISTF"). SFP is a managing
                          member of Accel V Associates L.L.C. ("A5A"), the
     REPORTING            general partner of A5, and a managing member of
                          Accel Internet/Strategic Technology Fund Associates
      PERSON              L.L.C. ("AISTFA"), the general partner of AISTF,
                          and may be deemed to have shared power to vote
       WITH               these shares.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          100,482 shares. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          3,864,442 shares, of which 3,407,813 are directly owned by A5 and 456,629 are directly owned by AISTF. SFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     3,964,924
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                          2.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 13 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jack W. Breyer ("Breyer")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    1,484,191 shares
     NUMBER OF
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6    4,143,061 shares, of which 3,407,813 are directly
   BENEFICIALLY           owned by Accel V L.P. ("A5"), 456,629 are directly
                          owned by Accel Internet/Strategic Technology Fund L.P.
     OWNED BY             ("AISTF"), 67,648 are directly owned by Accel
                          Keiretsu  V L.P. ("AK5"), 7,332 are directly owned by
       EACH               Accel Keiretsu V Associates L.L.C. ("AK5A"), 202,950
                          are directly owned by Accel Investors '96 L.P.
     REPORTING            ("AI96") and 689 are directly owned by Accel Investors
                          '99(C) L.P. ("AI99C"). Breyer is a managing member
      PERSON              of Accel V Associates L.L.C. ("A5A"), the general
                          partner of A5, a managing member of Accel
       WITH               Internet/Strategic Technology Fund Associates,
                          L.L.C. ("AISTFA"), the general partner of AISTF,
                          a managing member of AK5A, the general partner of
                          AK5,  a general partner of AI96 and a general
                          partner of AI99C and may be deemed to have shared
                          power to vote these shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          1,484,191 shares

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          4,143,061 shares, of which 3,407,813 are directly owned by A5, 456,629 are directly owned by AISTF, 67,648 are directly owned by AK5, 7,332, are directly owned by AK5A, 202,950 are directly owned by AI96 and 689 are directly owned by AI99C. Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     5,627,252
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                          3.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 14 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Luke B. Evnin ("Evnin")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    35,779 shares
     NUMBER OF
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           4,142,372 shares, of which 3,407,813 are directly
                          owned by Accel V L.P. ("A5"), 456,629 are directly
     OWNED BY             owned by Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"), 67,648 are directly owned by Accel/Keiretsu
       EACH               V L.P. ("AK5"), 7,332 are directly owned by Accel
                          Keiretsu V Associates L.L.C. ("AK5A") and 202,950 are
    REPORTING             directly owned by Accel Investors '96 L.P. ("AI96").
                          Evnin is a managing member of Accel V Associates
      PERSON              L.L.C. ("A5A"), the general partner of A5, a managing
                          member of Accel Internet/Strategic Technology Fund
       WITH               Associates L.L.C. ("AISTFA"), the general partner of
                          AISTF, a managing member of AK5A, the general partner
                          of AK5 and a general partner of AI96 and may be deemed
                          to have shared power to vote these shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          35,779 shares
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          4,142,372 shares, of which 3,407,813 are directly owned by A5, 456,629 are directly owned by AISTF, 67,648 are directly owned by AK5, 7,332 are directly owned by AK5A and 202,950 are directly owned by AI96. Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    4,178,151
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         2.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 15 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eugene D. Hill, III ("Hill")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,617 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,142,372 shares, of which 3,407,813 are directly
    OWNED BY              owned by Accel V L.P. ("A5"), 456,629 are directly
                          owned by Accel Internet/Strategic Technology Fund
      EACH                L.P. ("AISTF"), 67,648 are directly owned by Accel
                          Keiretsu V L.P. ("AK5"), 7,332 are directly owned
    REPORTING             by Accel Keiretsu V Associates L.L.C. ("AK5A") and
                          202,950 are directly owned by Accel Investors '96
     PERSON               L.P. ("AI96"). Hill is a  managing member of Accel
                          V Associates L.L.C. ("A5A"), the general partner of
      WITH                A5, a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          6,617 shares

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          4,142,372 shares, of which 3,407,813 are directly owned by A5, 456,629 are directly owned by AISTF, 67,648 are directly owned by AK5, 7,332 are directly owned by AK5A and 202,950 are directly owned by AI96. Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     4,148,989
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                          2.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 736126103                    13G                PAGE 16 OF 26 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Arthur C. Patterson ("Patterson")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF            893,869 shares, of which 210,132 are directly owned
                          by Ellmore C. Patterson Partners ("ECPP") and
      SHARES              517,712 are directly owned by ACP Family Partnership
                          ("ACPFP"). Patterson is the general partner of ECPP
   BENEFICIALLY           and ACPFP and may be deemed to have sole power to
                          vote these shares.
     OWNED BY
                   -------------------------------------------------------------
       EACH          6    SHARED VOTING POWER
                          4,143,061 shares, of which 3,407,813 are directly
    REPORTING             owned by Accel V L.P. ("A5"), 456,629 are directly
                          owned by Accel Internet/Strategic Technology Fund
      PERSON              L.P. ("AISTF"), 67,648 are directly owned by Accel
                          Keiretsu V L.P. ("AK5"), 7,332 are directly owned
       WITH               by Accel Keiretsu V Associates L.L.C. ("AK5A"),
                          202,950 are directly owned by Accel Investors '96
                          L.P. ("AI96") and 689 are directly owned by Accel
                          Investors '99(C) L.P. ("AI99C"). Patterson is a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel
                          Internet/Strategic Technology Fund Associates L.L.C.
                          ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          893,869 shares, of which 210,132 are directly owned by ECPP and 517,712 are directly owned by ACPFP. Patterson is the general partner of ECPP and ACPFP and may be deemed to have sole power to dispose of these shares.

                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          4,143,061 shares, of which 3,407,813 are directly owned by A5, 456,629 are directly owned by AISTF, 67,648 are directly owned by AK5, 7,332 are directly owned by AK5A, 202,950 are directly owned by AI96 and 689 are directly owned by AI99C. Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 5,036,930

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       3.2%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126103                    13G              PAGE 17 OF 26 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      G. Carter Sednaoui ("Sednaoui")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            62,409 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,143,061 shares, of which 3,407,813 are directly
     OWNED BY             owned by Accel V L.P. ("A5"), 456,629 are directly
                          owned by Accel Internet/Strategic Technology
      EACH                Fund L.P. ("AISTF"), 67,648 are directly owned by
                          Accel Keiretsu V L.P. ("AK5"), 7,332 are directly
    REPORTING             owned by Accel Keiretsu V Associates L.L.C.
                          ("AK5A"), 202,950 are directly owned by Accel
     PERSON               Investors '96 L.P. ("AI96") and 689 are directly
                          owned by Accel Investors '99(C) L.P. ("AI99C").
      WITH                Sednaoui is a managing member of Accel V Associates
                          L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund
                          Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          62,409 shares

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          4,143,061 shares, of which 3,407,813 are directly owned by A5, 456,629 are directly owned by AISTF, 67,648 are directly owned by AK5, 7,332 are directly owned by AK5A, 202,950 are directly owned by AI96 and 689 are directly owned by AI99C. Sednaoui is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                     4,205,470
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                          2.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                            IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 736126103                    13G                PAGE 18 OF 26 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JameS R. Swartz ("Swartz")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    366,122 shares, of which 100,482 shares are directly
     NUMBER OF            owned by Swartz Family Partnership ("SFP"). Swartz
                          is the general partner of SFP and may be deemed to
      SHARES              have sole power to vote these shares.

   BENEFICIALLY    ------------------------------------------------------------
                     6    SHARED VOTING POWER
     OWNED BY             4,142,372 shares, of which 3,407,813 are directly
                          owned by Accel V L.P. ("A5"), 456,629 are directly
       EACH               owned by Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"), 67,648 are directly owned by Accel
    REPORTING             Keiretsu V L.P. ("AK5"), 7,332 are directly owned by
                          Accel Keiretsu V Associates L.L.C. ("AK5A") and
      PERSON              202,950 are directly owned by Accel Investors '96 L.P.
                          ("AI96"). Swartz is a managing member of Accel V
       WITH               Associates L.L.C. ("A5A"), the general partner of A5,
                          a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          366,122 shares, of which 100,482 shares are directly owned by SFP. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.

                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          4,142,372 shares, of which 3,407,813 are directly owned by A5, 456,629 are directly owned by AISTF, 67,648 are directly owned by AK5, 7,332 are directly owned by AK5A and 202,950 are directly owned by AI96. Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 4,508,494

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     2.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
  CUSIP NO. 736126103                    13G                PAGE 19 OF 26 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J. Peter Wagner ("Wagner")
      Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            295,029 shares
                   -------------------------------------------------------------
      SHARES         6    SHARED VOTING POWER

   BENEFICIALLY           4,143,061 shares, of which 3,407,813 are directly
                          owned by Accel V L.P. ("A5"), 456,629 are directly
     OWNED BY             owned by Accel Internet/Strategic Technology Fund
                          L.P. ("AISTF"), 67,648 are directly owned by Accel
       EACH               Keiretsu V L.P. ("AK5"), 7,332 are directly owned by
                          Accel Keiretsu V Associates L.L.C. ("AK5A"), 202,950
    REPORTING             are directly owned by Accel Investors '96 L.P.
                          ("AI96") and 689 are directly owned by Accel
      PERSON              Investors '99(C) L.P. ("AI99C"). Wagner is a managing
                          member of Accel V Associates L.L.C. ("A5A"), the
       WITH               general partner of A5, a managing member of Accel
                          Internet/Strategic Technology Fund Associates L.L.C.
                          ("AISTFA"), the general partner of AISTF, a managing
                          member of AK5A, the general partner of AK5, a general
                          partner of AI96 and a general partner of AI99C and may
                          be deemed to have shared power to vote these shares.
                   -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          295,029 shares
                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          4,143,061 shares, of which 3,407,813 are directly
                          owned by A5, 456,629 are directly owned by AISTF,
                          67,648 are directly owned by AK5, 7,332 are directly
                          owned by AK5A, 202,950 are dirctly owned by AI96 and
                          689 are directly owned by AI99C. Wagner is a managing
                          member of A5A, the general partner of A5, a managing
                          member of AISTFA, the general partner of AISTF, a
                          managing member of AI5A, the general partner of AK5,
                          a general partner of A196 and a general partner of
                          AI99C and may be deemed to have shared power to
                          dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 4,438,090

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     2.8%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                               IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            Portal Software, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            20883 Stevens Creek Blvd.
            Cupertino, CA  95014

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '96 L.P., a Delaware limited partnership ("AI96"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), the ACP Family Partnership L.P., a California limited partnership and a managing member of A5A and AISTFA ("ACPFP"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AK5A and a general partner of ACPFP, ECPP, AI96 and AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AK5A and a general partner of SFP and AI96. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI96 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96. Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP
            -----------

            A5, AISTF, AK5, AI96, AI99C, ECPP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. A5A, AISTFA and AK5A are Delaware limited liability companies. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 736126103

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                (a)   Amount beneficially owned:
                      -------------------------

                      See Row 9 of cover page for each Reporting Person.

                (b)   Percent of Class:
                      ----------------

                      See Row 11 of cover page for each Reporting Person.

                (c)   Number of shares as to which such person has:
                      --------------------------------------------

                         (i)  Sole power to vote or to direct the vote:
                              ----------------------------------------

                              See Row 5 of cover page for each Reporting Person.

                         (ii) Shared power to vote or to direct the vote:
                              ------------------------------------------

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the
                              --------------------------------------
                              disposition of:
                              --------------

                              See Row 7 of cover page for each Reporting Person.

                         (iv) Shared power to dispose or to direct the
                              ----------------------------------------
                              disposition of:
                              --------------

                         See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------

         If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Under certain circumstances set forth in the partnership agreements of A5, AISTF, AK5, AI96, AI99C, ACPFP, ECPP and SFP, and the limited liability company agreements of A5A, AISTFA and AK5A the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         --------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ---------------------------------------------------------

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable

ITEM 10. CERTIFICATION.
         -------------

         Not applicable

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:  Accel V L.P.
           Accel V Associates L.L.C.
           Accel Internet/Strategic Technology Fund L.P.
           Accel Internet/Strategic Technology Fund Associates L.L.C.
           Accel Keiretsu V L.P.
           Accel Keiretsu V Associates L.L.C.
           Accel Investors '96 L.P.
           Accel Investors '99(C) L.P.
           ACP Family Partnership L.P.
           Ellmore C. Patterson Partners
           Swartz Family Partnership L.P.          By:  /s/ G. Carter Sednaoui
                                                      --------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed entities


Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner                      By:  /s/ G. Carter Sednaoui
                                                      -------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                               Found on
                                                                                             Sequentially
Exhibit                                                                                      Numbered Page
-------                                                                                      -------------
Exhibit A:  Agreement of Joint Filing                                                              25
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                    26